AMENDMENT TO THE

AMENDED AND RESTATED

BYLAWS

OF

HEALTH CATALYST, INC.

(the “Corporation”)

Section 8 of Article VI of the Amended and Restated Bylaws of the Corporation (the “Bylaws”), is hereby amended and restated in its entirety as follows:

“SECTION 8. Exclusive Jurisdiction of Delaware Courts or the United States District Court. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any state law claims for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Certificate or Bylaws, or (iv) any action asserting a claim against the Corporation or any current or former director, officer or other employee or stockholder of the Corporation governed by the internal affairs doctrine; provided, however, that this provision does not apply to actions arising under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause or causes of action under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 8 of Article VI.”